Contacts: Gerald O. Hatler, President and CEO

206/628-4250

Gordon D. Browning, EVP & Chief Financial Officer

206/749-7350

NEWS RELEASE

Barrie M. Macdonald Joins EvergreenBank as Chief Lending Officer

SEATTLE, WA – June 18, 2008 – EvergreenBancorp, Inc. (OTCBB: EVGG), , today announced it has hired Barrie M. Macdonald to serve as Chief Lending Officer, for its subsidiary, EvergreenBank following the retirement of Dan Curtis earlier this year.

“Barrie Macdonald is a seasoned community banker with more than 30 years of experience in the Northwest market,” said Gerald O. Hatler, president and chief executive officer. “With a proven history of building solid banking relationships and extensive contacts in our market, Barrie is a welcome addition to our senior management team.”

Macdonald has served in senior management positions with Ironstone Bank, Key Bank and US Bank over the past four decades. A graduate of the Pacific Coast Banking School at the University of Washington, Macdonald is a veteran of the United States Air Force. He is also active in the community serving as Finance Chairman and Treasurer for the Special Olympics and as Director and Past Finance Chairman of the Bellevue Community College Foundation. Formerly he served as a board member for the King County Boys and Girls Club and the Providence Hospital Foundation.

About EvergreenBancorp and EvergreenBank

Founded in 1971, EvergreenBank is a subsidiary of EvergreenBancorp, Inc., a bank holding company headquartered in Seattle, Washington. EvergreenBank is a community bank with seven offices; located in Seattle, Bellevue, Lynnwood, Federal Way and Kent. The Bank offers a full suite of personal and business banking services. Services include commercial, real estate, and consumer lending; savings, checking, and certificate of deposit accounts; health savings accounts; Internet banking; and merchant credit card processing services. Visit www.EvergreenBancorp.com to learn more.

This press release contains “forward-looking statements” within the meaning of federal securities law, including statements concerning business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions, regulatory changes, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

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Note: Transmitted on PrimeNewswire on June 18, 2008, at 9 a.m. Pacific Daylight Time.